UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HECLA MINING COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

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HECLA MINING COMPANY
6500 Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408
(208) 769-4100

NOTICE TO HOLDERS OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF HECLA MINING COMPANY

        The Board of Directors of Hecla Mining Company declared and set apart for payment all preferred stock dividends in arrears prior to the annual meeting of shareholders on May 6, 2005, and, in accordance with the Certificate of Designation for the preferred stock, the two directors elected by holders of preferred stock were no longer in office, and no election of their successors by preferred stockholders was appropriate. Therefore, the prior determination to adjourn the preferred stock election of directors until June 1, 2005 was not carried out.

        The dividend in arrears to holders of Preferred B Stock is in the amount of $14.875 per share as well as the regular quarterly dividend in the amount of $0.875 per share, will be payable on July 1, 2005, to shareholders of record as of June 16, 2005. Because the dividend amounts to more than 20% of the current share price of the preferred stock, the New York Stock Exchange has determined the ex-dividend date for both dividends will be July 5, 2005, the first business day following the payable date. Hecla Preferred B shareholders who subsequently sell their shares of preferred stock through the payable date for the dividend in arrears will also be selling their right to receive the dividend. Shareholders are encouraged to consult with their financial advisor regarding the specific implications of the deferral of the ex-dividend date.

        Mr. David Christensen and Dr. Anthony Taylor, the two directors previously elected by preferred stockholders, were added to the Board of Directors after the annual meeting of shareholders by action of the Board of Directors to serve until the annual meeting in 2008.

HECLA MINING COMPANY

Michael B. White
Corporate Secretary

May 9, 2005